Filed Pursuant to Rule 433

Registration No. 333-126811

Indicative Discussion sheet For Broker Dealer Use Only

Barclays Bank plc

1 Year Reverse Convertible Note

linked to Rambus Inc. (RMBS)

15.00% Coupon / 50% Downside Protection

The RMBS Reverse Convertible Note pays a 15.00% coupon. At maturity of the Notes, depending on the performance of RMBS, you will receive either your principal back, or a fixed amount of RMBS shares. A more detailed description is available in the Prospectus, Prospectus Supplement and Pricing Supplement.

Issuer	Barclays Bank PLC (currently rated AA by S&P and Aa1 by Moody’s).

Coupon	15.00% p.a. payable monthly (Bond Basis 30/360)

Currency	USD

Reference Share	Rambus Inc. (RMBS )

Issue Size	TBD

Denominations / Principal	$1,000

Fixing Date	February 24th 2006

Issue Date	February 28th 2006

Valuation Date	February 26th 2007

Maturity Date	February 28th 2007

Initial Share Price	The closing level of the Reference Share on the Fixing Date

Downside Protection Price	50% of the Initial Share Price

Final Share Price	The closing level of the Reference Share on the Valuation Date

Redemption Price	At Maturity Date, the Notes holder receives for each Denomination either:

•      The Cash Amount, if the Reference Share never closed below the Downside Protection Price from the Fixing Date to the Valuation Date or if the Final Share Price is equal to or higher than the Initial Share Price

• Otherwise, the Physical Delivery Amount

Cash Amount	100% of the Denomination in USD

Physical Delivery Amount	A number of Reference Shares per Denomination equal to the Denomination divided by the Initial Share Price. Fractional part paid in cash.

Calculation Agent	Barclays Capital Securities Limited

Secondary Market	Barclays Capital Inc., May, although not required to, indicate bid and offer prices on the notes, subject to market conditions and up to the Maturity Date.

Settlement	DTC, Book entry, Transferable

Trustee and Paying Agent	Bank of New York

Cusip Number	06739F BB 6

THE NOTES REPRESENT SENIOR UNSECURED DEBT SECURITIES ISSUED BY THE ISSUER. THE NOTES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER US FEDERAL OR STATE GOVERNMENT AGENCY.

Disclaimer

This material is for information purposes only. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This is neither an offer to sell securities, commodities or other instruments nor a solicitation of an offer to buy securities, commodities or other instruments nor shall it be deemed to provide investment, tax, accounting or other advice. This material is not intended to set forth a final expression of the terms and conditions of any security or transaction and it may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions. The information contained in these materials is confidential.

This term sheet is being provided as part of a prospectus that includes important information, including risk factors that relate to an investment in the Notes.

Information contained in these materials may be derived from sources generally believed to be reliable, but no warranty is made that such information is accurate, complete or fair and should not be relied on as such. The information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change without notice.

In the event that Barclays were to enter into a transaction with you, Barclays will do so as principal (and not as agent or in any other capacity, including, without limitation, as your fiduciary, advisor or otherwise). As a principal, Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Neither Barclays, nor any affiliate, nor any of their respective directors, partners, officers, employees or representatives accepts any liability whatsoever for any direct or consequential loss arising from any use of these materials or their content; and any of the foregoing may from time to time act as manager, co -manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in the materials. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

These materials are directed at persons who have professional experience in matters relating to investments. The investments to which it relates are available only to such persons and will be entered into only with such persons.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2005 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

Barclays Capital - the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorised and regulated by FSA and member of the London Stock Exchange.